Exhibit 10.1

Transition Agreement

THIS TRANSITION AGREEMENT (this “Agreement”), dated as of May 5, 2020, is entered into by and between National Bank Holdings Corporation, a Delaware corporation (the “Company”), and Zsolt K. Besskó (the “Executive”).

WHEREAS, the Executive currently serves as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company;

WHEREAS, the Executive shall resign from the Company, effective as of May 1, 2021 (the “Resignation Date”);

WHEREAS, the Board of Directors of the Company (the “Board”) and the Executive have mutually determined that, to ensure an orderly transition of the Executive’s duties and responsibilities, the Executive should continue to serve in his current positions through July 1, 2020 (the “Transition Date”), and thereafter serve the Company as a non-executive, non-officer employee until the Resignation Date as further described herein;

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of November 17, 2015 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s transition to a non-executive, non-officer advisory role effective as of the Transition Date, and employment by the Company following the Transition Date through the Resignation Date, and other matters related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Effectiveness.  This Agreement shall become binding and enforceable on the Transition Date, subject to its execution by the Executive and the Company and the Executive’s continued employment with the Company through the Transition Date.

2. Transition Period.  The term of the Executive’s employment hereunder shall commence on the Transition Date and end on the Resignation Date (the “Transition Period”), unless terminated earlier pursuant to Section 5.

3. Position; Duties.

(a) Resignation of Officer and Director Positions.  Effective as of the close of business on the Transition Date, by virtue of executing this Agreement and without any further action by the Executive, the Executive hereby resigns his positions as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company and as a member of the board of directors of, or as a manager of, any of the Company’s affiliates, but not as an employee of the Company.

(b) Position and Duties During Transition Period.  During the Transition Period, the Executive shall continue as a non-executive, non-officer employee of the Company, reporting to the Chief Executive Officer of the Company, and perform such duties and services as reasonably directed by the Chief Executive Officer of the Company in an advisory role, with a focus on providing an orderly and effective transition of his duties and responsibilities to the new Chief Administrative Officer, General Counsel and Secretary, and other executive management; advising senior management on various matters; and serving as a development coach for certain members of senior management.

(c) Acknowledgments.  The Executive acknowledges and agrees that for purposes of all plans, agreements, policies, and arrangements of the Company and its affiliates in which the Executive participated or to which the Executive was a party (including, without limitation, the Employment Agreement), the resignation of the Executive from his officer and director positions with the Company and its affiliates on the Transition Date and the Executive’s ceasing to be employed by the Company on the Resignation Date shall, in each case, be a voluntary resignation and separation, as applicable.  Moreover, in the case of any such plan, agreement, policy, or arrangement that includes the concept of resignation with “good reason” or a similar term of like meaning, the Executive agrees that such resignations on the Transition Date and the Executive’s resignation on the Resignation Date shall be considered to have been made without “good reason” or such similar term.

4. Compensation and Benefits. During the Transition Period, subject to the Executive’s continued employment with the Company and his compliance with the terms of this Agreement:
(a) Base Salary. The Executive shall receive a base salary at an annual rate of $50,000, which base salary shall be paid in accordance with the Company’s normal payroll practices.

(b) 2020 Annual Incentive Payment.  The Executive shall be eligible for a prorated annual cash incentive payment pursuant to the terms of the Company’s annual cash incentive plan applicable to the Executive as of the date hereof for the 2020 calendar year based on actual performance of the Company pursuant to the current terms of such plan, the bonus criteria previously established by the Board, and the number of days elapsed in 2020 through the Transition Date, which prorated amount (if any) shall be payable at the same time 2020 annual incentive payments are payable to employees of the Company generally (other than any portion of such annual incentive payment that was previously deferred by the Executive, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder).

(c) Outstanding Equity Awards.   For the avoidance of doubt, the outstanding equity awards held by the Executive as of the Transition Date shall continue to vest in accordance with their respective terms during the Transition Period.

(d) No Other Incentive Compensation. Other than as set forth in Sections 4(b) and 4(c), the Executive shall not be eligible for payments or awards under the Company’s cash or equity incentive plans.

(e) Employee Benefits.  During the Transition Period, the Executive shall continue to be provided with employee benefits, fringe benefits, and perquisites that are provided to employees of the Company generally from time to time.

(f) Expense Reimbursement.  During the Transition Period, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies as in effect from time to time.

5. Termination of Employment.

(a) Resignation.  The Executive’s employment with the Company shall, by virtue of executing this Agreement and without any further action by the Company or the Executive, terminate on the Resignation Date.

(b) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Transition Period.

(c) By the Company.  The Company may terminate the Executive’s employment during the Transition Period with Cause.  For purposes of this Agreement, “Cause” has the meaning set forth in the Employment Agreement.

(d) By the Executive. The Executive may terminate the Executive’s employment during the Transition Period for any or no reason.

(e) Notice of Termination.  Any termination by the Company with Cause, or by the Executive for any or no reason, shall be communicated by notice of termination to the other party hereto given in accordance with Section 10(h) (a “Notice of Termination”).

(f) Date of Termination.  For purposes of this Agreement, “Date of Termination” means:  (i) if the Executive’s employment is terminated by the Executive, a date that is no earlier than 30 days, and no later than 60 days, following receipt by the Company of a Notice of Termination; (ii) if the Executive’s employment is terminated by the Company with Cause, the date on which the Company, after providing for the Executive’s cure period, if applicable, notifies the Executive of such termination; (iii) if the Executive’s employment is terminated by reason of death, the date of death; and (iv) if the Executive’s employment terminates in accordance with Section 5(a), the Resignation Date.

6. Obligations of the Company upon Termination.  Upon any termination of the Executive’s employment during or upon completion of the Transition Period, the Company shall pay or provide to the Executive the following:  (a) a lump sum cash payment consisting of the Executive’s base salary through the Date of Termination to the extent not yet paid; and (b) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, or practice or contract or agreement of the

Company and its affiliates through the Date of Termination (including, without limitation, any equity or incentive compensation plan), and shall pay such unreimbursed expenses incurred through the Date of Termination as are subject to reimbursement pursuant to Section 4(f).

7. Change in Control.  Upon the occurrence of a Change in Control during the Transition Period and subject to the Executive’s continued employment through such Change in Control, the Company shall, subject to immediately following sentence, pay to the Executive a lump sum cash payment equal to $500,000 (the “CIC Payment”), which amount shall be paid to the Executive within 30 days following the Change in Control.  The Company’s obligation to pay the CIC Payment is conditioned on the Executive’s execution, delivery to the Company, and non-revocation of a general release of claims in favor of the Company and its affiliates in substantially the form attached as Exhibit A to the Employment Agreement in the time period specified therein.  For purposes of this Agreement, “Change in Control” has the meaning set forth in the Employment Agreement.

8. Restrictive Covenants; Clawback and Recoupment.  The Executive and the Company acknowledge and agree that the restrictive covenants set forth in Section 10 of the Employment Agreement and the clawback and recoupment provisions set forth in Section 8(b) of the Employment Agreement shall remain in full force and effect following the Date of Termination in accordance with their respective terms; provided,  however, that, for purposes of Section 10 of the Employment Agreement, the “Restricted Period” shall be deemed to end on the first anniversary of the Date of Termination if the Executive’s employment terminates on or after a Change in Control and shall be deemed to end on the date that is six months following the Date of Termination if the Executive’s employment terminates prior to a Change in Control.

9. Incorporation by Reference.  Sections 8(a) (Section 409A) and 9 (Limitation on Payments under Certain Circumstances) of the Employment Agreement are incorporated herein by reference herein and shall apply, mutatis mutandis, as if fully set forth herein.

10. Miscellaneous.

(a) Successors and Assigns.  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs, or legatees.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c) Governing Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Delaware, without regard to the conflict of law provisions of any state.

(d) Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 8) that is not resolved by the Executive and the Company shall be submitted to arbitration in a location selected by the Company in accordance with Delaware law and the procedures of the American Arbitration Association.  The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator(s)’ awards in any court having competent jurisdiction.

(e) Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(f) Amendment; Entire Agreement.  No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and such writing is signed by the Company and the Executive.  From and after the Transition Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, without limitation, the Employment Agreement (except as explicitly provided in Section 5(c) (definition of Cause), Section 7 (General Release and definition of Change in Control), Section 8 (with respect to Sections 8(b) and 10 of the Employment Agreement), and Section 9 (with respect to Sections 8(a) and 9 of the Employment Agreement)).

(g) Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.

(h) Notice.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the address most recently on the books and records of the Company.

if to the Company:

National Bank Holdings Corporation
7800 East Orchard Road, Suite 300
Greenwood Village, Colorado 80111
Attention:  Legal Department

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(i) Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

NATIONAL BANK HOLDINGS CORPORATION

By:	/s/ G. Timothy Laney
	Name:	G. Timothy Laney
	Title:	Chairman, President and Chief Executive Officer

/s/ Zsolt K. Besskó
	Name:	Zsolt K. Besskó
	Title:	Chief Administrative Officer & General Counsel

[Signature Page to Transition Agreement]